STEWART & STEVENSON SERVICES, INC.
                              2707 North Loop West
                                  P.O. Box 1637
                            Houston, Texas 77251-1637

                                 ---------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                         June 10, 1997, and Adjournments

                                 ---------------

           Approximate date proxy material first sent to shareholders:
                                   May 9, 1997


                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

         The proxy furnished herewith, for use only at the Annual Meeting of Shareholders to be held June 10, 1997, and any and all adjournments thereof, is solicited by the Board of Directors of Stewart & Stevenson Services, Inc. (the "Company"). Such solicitation is being made by mail and may also be made in person or by telephone by officers, directors and regular employees of the Company, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxy material to their principals. All expenses incurred in this solicitation of proxies will be paid by the Company.

         As of the date of these proxy materials, the Board of Directors is aware of the following matters that will be considered at the meeting:

     1. The election of four directors to the Board of Directors of the Company.

     2. The approval of the 1996 Director Stock Plan.

     3. The approval of the amendment and restatement of the 1988 Nonstatutory Stock Option Plan.

     4. The ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 31, 1998.

         The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, either in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies that withhold authority to vote for a nominee or abstain from voting on any matter are counted for the purpose of determining whether a quorum is present. Broker non-votes, which may occur when a broker or nominee has not received timely voting instructions on certain proposals, are not counted for the purpose of determining whether a quorum is present. If there are not sufficient shares represented at the meeting to constitute a quorum, the meeting may be adjourned until a specified future date to allow the solicitation of additional proxies.

         Directors are elected by a plurality of the votes cast at the meeting. The four nominees that receive the greatest number of votes will be elected even though the number of votes received may be less than a majority of the shares represented in person or by proxy at the meeting. Proxies that withhold authority to vote for a nominee and broker non-votes will not prevent the election of such nominee if other shareholders vote for such a nominee.

         The approval of the 1996 Director Stock Plan, the approval of the amendment and restatement of the 1988 Nonstatutory Stock Option Plan and the ratification of Arthur Andersen LLP as the Company's independent public accountants require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting. Proxies that abstain from voting on these proposals have the same effect as a vote against these proposals. Broker non-votes will not have any effect on these proposals.

         Any shareholder executing a proxy retains the right to revoke it by signing and delivering a proxy bearing a later date, by giving notice of revocation in writing to the Secretary of the Company at any time prior to its use, or by voting in person at the meeting. All properly executed proxies received by the Company and not revoked will be voted at the meeting, or any adjournment thereof, in accordance with the specifications of the shareholder. If no instructions are specified on the proxy, shares represented thereby will be voted FOR the election of the four nominees described herein and FOR each of the other matters set forth above. Proxies also grant discretionary authority as to matters presented at the meeting of which the Board of Directors had no notice on the date hereof, approval of the minutes of the prior annual meeting and matters incident to the conduct of the meeting.


                     VOTING SECURITIES AND OWNERSHIP THEREOF
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         At the close of business on April 23, 1997, the record date for the Annual Meeting, the Company had outstanding 33,190,460 shares (not including treasury shares) of Common Stock, without par value. Each outstanding share of Common Stock is entitled to one vote with respect to each of the four director positions and one vote with respect to each of the other matters considered at the meeting. Cumulative voting is not permitted under the Company's Third Restated Articles of Incorporation. Shareholders of record at the close of business on April 23, 1997 are entitled to vote at or execute proxies relating to the Annual Meeting of Shareholders.

         The following table lists the beneficial ownership of shares of the Company's Common Stock by (i) all persons and groups known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee, (iii) the Chief Executive Officer and four highest compensated executive officers, and (iv) all directors and officers as a group. None of the directors, nominees or officers of the Company owned any equity security issued by the Company's subsidiaries other than director's qualifying shares. Information with respect to officers, directors and their families is as of February 28, 1997 and is based on the books and records of the Company and information obtained from each individual. Information with respect to institutional shareholders is based upon the Schedule 13G filed by such shareholders with the Securities and Exchange Commission. Unless otherwise stated, the business address of each individual or group is the same as the address of the Company's principal executive office.





                                                                     Amount and Nature of
                                                                     Beneficial Ownership
                                                  ----------------------------------------------------------
                                                   Sole       Shared       Sole         Shared        Total          Percent
                   Name of                        Voting      Voting    Investment    Investment    Beneficial          Of
             Individual or Group                  Power       Power        Power        Power       Ownership         Class
             -------------------                  -----       -----        -----        -----       ---------         -----


5% SHAREHOLDERS
   FMR Corporation
   82 Devonshire Street
   Boston, MA  02109........................    229,100        -0-     4,264,400          -0-      4,264,400         12.9


   Pioneering Management Corporation
   60 State Street
   Boston, MA  02109........................  2,164,000        -0-       200,000    1,964,000      2,164,000          6.6


INDIVIDUAL DIRECTORS AND NOMINEES
C. Jim Stewart    II    ....................    403,263    251,425       423,263      231,425        654,938 (1)      2.0
J.Carsey Manning............................        600        -0-           600          -0-            850 (1)       *
Donald E. Stevenson ........................    545,204        940       546,144          -0-        549,694 (2)      1.7
Robert H. Parsley...........................      2,248        -0-         2,248          -0-          2,498 (1)       *
Jack W. Lander, Jr..........................      6,000        -0-         6,000          -0-          6,250 (1)       *
Robert L. Hargrave..........................     40,463        -0-        40,463          -0-         69,963 (3)       *
Bob H. O'Neal...............................     34,569        -0-        34,569          -0-         79,569 (4)       *
Jack T.Currie...............................      6,000        -0-         6,000          -0-          6,250 (1)       *
Robert S. Sullivan..........................        100        -0-           100          -0-            350 (1)       *
Richard R. Stewart..........................    133,166      5,335       138,466           35        171,626 (5)       *
Orson C Clay................................      3,000        -0-         3,000          -0-          3,250 (1)       *
Brian H. Rowe...............................      2,900        -0-         2,900          -0-          3,150 (1)       *

NON-DIRECTOR EXECUTIVE OFFICERS
Garth C. Bates, Jr..........................     70,555     12,126        82,681          -0-        109,181 (6)       *
C. LaRoy Hammer.............................     30,500        -0-        30,500          -0-         56,500 (7)       *

ALL DIRECTORS AND EXECUTIVE
OFFICERS

(19 Persons)................................  2,403,739    275,261     2,447,405      231,595      2,926,750 (8)      8.8



*Less than 1%

(1)      Includes options to purchase 250 shares of Common Stock.
(2)      Includes options to purchase 3,550 shares of Common Stock.
(3)      Includes options to purchase 29,500 shares of Common Stock.
(4)      Includes options to purchase 45,000 shares of Common Stock.
(5)      Includes options to purchase 33,125 shares of Common Stock.
(6)      Includes options to purchase 26,500 shares of Common Stock.
(7)      Includes options to purchase 26,000 shares of Common Stock.
(8)      Includes options to purchase 246,000 shares of Common Stock.


                              ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of twelve directors, divided into three classes of four members. At each Annual Meeting of Shareholders, one class is elected to hold office for a term of three years. Members of the other classes continue to serve for the remainder of their respective terms. The individuals set forth below have been nominated for election to the Board of Directors at the Annual Meeting to serve as directors until 2000. Each of the nominees currently serves as a director of the Company and the Board of Directors believes that each of the nominees will be willing and able to serve. If any such person is unable to serve for good cause, or is unwilling to serve for any reason, proxies will be voted for the election of another person selected by the Nominating Committee of the Board of Directors. The Board of Directors recommends that the nominees listed below be elected by the shareholders. Unless otherwise specified, all properly executed proxies received by the Company will be voted at the Annual Meeting or any adjournment thereof for the election of the persons whose names are listed in the following table as nominees for directors whose term will expire in 2000.



                NOMINEES FOR DIRECTORS WHOSE TERM EXPIRES IN 2000

                                                                                                               Director
                             Name and Principal Occupation                                     Age               Since
-----------------------------------------------------------------------------------------      ---             --------


C. JIM STEWART II(1)(4).........................................................               71               1955

   Chairman of the Board of the Company. Retired Chief Executive Officer of the Company.

JACK W. LANDER, JR.(2)(3)(4)....................................................               71               1982

   Chairman of the Board of Merchants Bancshares, Inc. and Chairman of the Board and director for its holding company, Gulf Southwest Bancorp, Inc., in Houston, Texas.

BOB H. O'NEAL...................................................................               62               1988

   President* of the Company. Director of Lufkin Industries, Inc. of Lufkin,
   Texas.

JACK T. CURRIE(3)(4)............................................................               68               1988

   Personal investments. Retired Managing Director of Mason Best Company, a merchant banking firm in Houston, Texas and retired Vice Chairman of Rotan
   Mosle Financial Corp., an investment banking firm in Houston, Texas. Director for American Indemnity Financial Corp.; American National Growth Fund, Inc.;
   American National Income Fund Inc. and American National Triflex Fund, Inc.

*Administrative Leave.  See Litigation Involving Directors.




                      DIRECTORS WHOSE TERM EXPIRES IN 1998

                                                                                                               Director
                     Name and Principal Occupation                                             Age               Since
-----------------------------------------------------------------------------------------      ---             --------

J. CARSEY MANNING...............................................................               71               1973

   Retired Senior Vice President of the Company.

DONALD E. STEVENSON(1)(4).......................................................               53               1975

   Vice President of the Company.

ROBERT H. PARSLEY(1)(3)(4)......................................................               74               1976

   Of Counsel to Butler & Binion, L.L.P., attorneys in Houston, Texas.

ROBERT S. SULLIVAN(2)(3)........................................................               53               1992

   Director,  IC2  Institute,   The  University  of  Texas  at  Austin,  Austin,
   Texas.  Previously,  Dean of Graduate  School of Industrial  Administration,
   Carnegie Mellon University, Pittsburgh, Pennsylvania.




                    DIRECTORS WHOSE TERM WILL EXPIRE IN 1999

                                                                                                               Director
                     Name and Principal Occupation                                             Age               Since
-----------------------------------------------------------------------------------------      ---             --------

ROBERT L. HARGRAVE(1)...........................................................               56               1984

   Chief Executive Officer, Chief Financial Officer and Treasurer of the
   Company.

RICHARD R. STEWART(1)...........................................................               47               1994

   Group Vice President of the Company.

ORSON C CLAY(2).................................................................               66               1994

   Retired President of American National Insurance Co., a diversified life insurance company in Galveston, Texas.

BRIAN H. ROWE(2)................................................................               65               1994

   Retired Chairman of GE Aircraft Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications in Cincinnati, Ohio. Before 1993, served as President and Chief Executive Officer and, before 1991, as Senior Vice
   President of GE Aircraft Engines, General Electric Company. Serves as a director of 5th/3rd Bank Corp. of Cincinnati, Ohio; Atlas Air, Inc. of
   Golden, Colorado; B/E Aerospace,  Inc. of Wellington,  Florida; Textron, Inc.
   of  Providence,  Rhode  Island;  Canadian  Marconi  Company of  Montreal,
   Quebec and Cincinnati Bell Inc. of Cincinnati, Ohio.


---------------

(1)      Member of Executive Committee.
(2)      Member of Compensation and Management Development Committee.
(3)      Member of Audit Committee.
(4)      Member of Nominating Committee.

         Each nominee and current director has been employed for more than five years either as shown in the foregoing table or in various executive capacities with the Company. All nominees were last elected as a director at the 1994 Annual Meeting.

Meetings and Committees of the Board of Directors

         The Board of Directors held eight meetings during the fiscal year ended January 31, 1997 ("Fiscal 1996"). During Fiscal 1996, no director other than Mr. Brian H. Rowe and Mr. Bob H. O'Neal attended fewer than 75% of the aggregate of
(a) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (b) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served). Mr. Bob H. O'Neal was placed on administrative leave by the Company. See Litigation Involving Directors.

         The Audit Committee of the Board of Directors reviews with the Company's independent public accountants the plan, scope and results of the annual audit; reviews with the Company's independent public accountants and internal auditors the procedures for and results of internal auditing and controls; and reviews with management the effectiveness of various operational policies and controls, including the Company's Business Practices Program. The Audit Committee recommends to the Board of Directors the employment of independent public accountants and considers, in general, the audit services to be performed by such public accountants and the possible effect on the independence of the public accountants from the performance of non-audit services. The Audit Committee held five meetings during Fiscal 1996.

         The Compensation and Management Development Committee recommends the total compensation payable by the Company to its Chief Executive Officer, subject to approval by those members of the Board of Directors that are not and never have been an officer of the Company or its subsidiaries, and approves the form and amount of total compensation paid or payable by the Company to its other executive officers; grants options pursuant to the option plans relating to officers and employees; conducts such investigations and studies as it deems necessary; and considers management succession and related matters. See the Report of the Compensation and Management Development Committee elsewhere herein. The Compensation and Management Development Committee held four meetings during Fiscal 1996.

         The Nominating Committee selects nominees for the Board of Directors of the Company. The Nominating Committee considers nominees submitted by the members of the Board of Directors, the officers of the Company and the Company's shareholders. Nominees for the Board of Directors may be submitted to the Chairman of the Nominating Committee at the Company's executive offices for consideration by the Nominating Committee. The Nominating Committee held one meeting during Fiscal 1996.

Compensation Committee Interlocks and Insider Participation

         No person serving on the Compensation and Management Development Committee during Fiscal 1996 is or has ever been an officer of the Company or any of its subsidiaries, and no executive officer of the Company is serving or has ever served on a board of directors or compensation committee of any entity, one of whose executive officers now serves, or at any time in Fiscal 1996 served, on the Board of Directors or Compensation and Management Development Committee of the Company. The Company's Compensation and Management Development Committee presently consists of Messrs.
Orson C Clay, Jack W. Lander, Jr., Brian H. Rowe and Robert S. Sullivan.

Compensation of Directors

         During Fiscal 1996, directors whose principal occupation is other than employment with the Company were compensated at the rate of $16,000 per year plus $1,000 for each meeting of the Board of Directors and each committee meeting attended and $500 for each telephone meeting attended. The directors were also reimbursed for any out-of-pocket expenses incurred to attend meetings. Non-employee directors, including those directors that are retired officers of the Company, with 60 months of continuous service on the Board of Directors will receive $1,000 per month for a period equivalent to service on the Board of Directors up to a maximum of 120 months, commencing on the month following their 70th birthday or the date such director ceases to serve on the Board, whichever is later. Accrual of benefits under this retirement plan will terminate after the 1997 Annual Meeting.

         During Fiscal 1996, each director who was not an officer or employee of the Company participated in the 1994 Director Stock Option Plan (the "1994 Plan"). Under the 1994 Plan, such directors received options to purchase 1,000 shares of the Company's Common Stock on the date of the Annual Meeting in 1996. The options were granted at the closing price on the date of grant and will become exercisable in four equal annual installments commencing on the first anniversary of the grant. All options granted under the 1994 Plan expire on the tenth anniversary of their grant. The Board of Directors amended the 1994 Plan effective as of January 31, 1997, so that no future options may be granted thereunder.

         If approved by the shareholders of the Company, each director who is not an officer or employee of the Company will participate in the 1996 Director Stock Plan (the "1996 Plan"). Under the 1996 Plan, such directors will receive, on the date of each Annual Meeting of Shareholders, (i) the number of shares of the Company's Common Stock determined by dividing (A) the sum of $12,000 by (B) the fair market value of a share of the Company's Common Stock, and (ii) options to purchase 1,000 shares of the Company's Common Stock. The options will become exercisable on the first anniversary of the grant and will expire on the tenth anniversary of the grant.

Litigation Involving Directors

         On May 3, 1995, an indictment was returned by a federal Grand Jury in Houston, Texas, accusing the Company, Mr. Bob H. O'Neal and three other employees of one count of major fraud against the United States, four counts of false statements and one count of conspiracy to commit major fraud, make false statements and interfere with the administration of a foreign military sale. All of the counts arise from a 1987 subcontract to supply diesel generator sets for installation at long-range radar sites in Saudi Arabia (the "Peace Shield"). The indictment alleges that a former employee of the general contractor for the Peace Shield program, who later became a consultant to the Company, conspired with the Company and the other defendants to award the subcontract to the Company. The indictment also alleges that the government was defrauded out of approximately $5,000,000 in connection with cost savings from a change order under the Peace Shield contract and that the Company made false statements relating to cost estimates in connection with such change order. The Company, Mr. O'Neal and each individual have denied all charges under the indictment and the case is pending in the United States District Court, Southern District of Texas, Houston Division.

         On May 12, 1995, the U.S. Air Force suspended the Company and Mr. O'Neal from contracting with any agency of the U.S. Government and from receiving the benefit of federal assistance programs. The suspension with respect to the Company was temporarily terminated on November 8, 1995, pending the resolution of the charges covered by the indictment pursuant to an Interim Administrative Agreement between the Company and the U.S. Air Force. The Interim Administrative Agreement does not have any effect on the indictment or the suspension of Mr. O'Neal.

         Pending the resolution of the indictment, the Board of Directors of the Company placed all of the indicted individuals, including Mr. O'Neal, on administrative leave. Pursuant to the terms of the administrative leave, such employees continue to receive their salaries and employment benefits but have no communication with the Company regarding the Company's business.


                            1996 DIRECTOR STOCK PLAN

         On August 27, 1996, the Board of Directors adopted the Stewart & Stevenson Services, Inc. 1996 Director Stock Plan (the "1996 Plan"), subject to the approval thereof by the shareholders of the Company. The 1996 Plan is intended to encourage the ownership of the Company's Common Stock by the independent directors of the Company and to provide an additional means for the Company to attract and retain qualified persons to act as independent directors of the Company. The Board of Directors recommends that the 1996 Plan be approved by the shareholders. Unless otherwise indicated, all properly executed proxies received by the Company will be voted for such approval at the Annual Meeting or any adjournment thereof. The summary of the 1996 Plan set forth below is qualified in its entirety by reference to the 1996 Plan, a copy of which is included as Exhibit "A" to these proxy materials.

Director Stock Awards; Grant of Options; Eligibility

         On the date of each Annual Meeting of Shareholders, the 1996 Plan provides for the award and issue to each eligible director who is elected to serve as a director at, or whose term as director continues after, such meeting, the number of shares of the Company's Common Stock determined by dividing (i) the sum of $12,000 by (ii) the fair market value of a share of the Company's Common Stock on the date of such meeting.

         Also on the date of each Annual Meeting of Shareholders, the 1996 Plan provides for the automatic grant of options to purchase 1,000 shares of the Company's Common Stock to each eligible director who is elected to serve as a director at, or whose term as director continues after, such meeting.

         Each director that is not an officer or employee of the Company or one of its subsidiaries on the date of grant is eligible to participate in the 1996 Plan. On the date hereof, there are eight persons eligible to participate in the 1996 Plan.

Description of Options

         Options granted pursuant to the 1996 Plan have an exercise price equal to the last transaction price reported by the National Association of Securities Dealers Automated Quotation, National Market System on the date of grant, or if there is no transaction on the date of grant, on the first preceding date on which there is a transaction in the Company's Common Stock. Such options vest and become exercisable on the first anniversary of the grant and become fully vested and immediately exercisable if the recipient dies, fails to stand for re-election or be re-elected, or retires after serving at least 60 consecutive calendar months as a director of the Company. Options also become fully vested and immediately exercisable if the Company merges, consolidates or combines with another company and the Company is not the surviving entity. All options granted pursuant to the 1996 Plan terminate on the tenth anniversary of the date of grant or one year after recipient ceases to be a director of the Company, whichever first occurs. The exercise price under any option may be paid either in cash or by delivering certificates representing shares of the Company's Common Stock having a market value on the date of exercise equal to the exercise price.

Federal Income Tax Consequences

         The options are not intended to qualify for any special tax treatment under any provision of the Internal Revenue Code of 1986, as amended. The grant of options under the 1996 Plan will not result in taxable income to the recipient or a deduction to the Company on the date of grant. The recipient will be deemed to have received taxable income, and the Company will be entitled to a deduction equal to the difference between the market price and the exercise price at the time an option is exercised.

Amendments

         The Board of Directors may amend, suspend or terminate the 1996 Plan at any time. However, no such amendment, suspension or termination will affect any outstanding option without the holder's consent.

         The following table sets forth the benefits that will be received by each of the persons or groups set forth therein under the 1996 Plan if approved by the shareholders.



                                NEW PLAN BENEFITS
                            1996 DIRECTOR STOCK PLAN
--------------------------------------------------------------------------------------------

                                                                                   Number of
                   Name and Position                       Dollar Value ($)         Options
                   -----------------                       ---------------         ---------


Robert L. Hargrave
  Chief Executive Officer,
  Chief Financial  Officer & Treasurer . . . . . . . . .       $ 0                    -0-

Bob H. O'Neal
  President  * . . . . . . . . . . . . . . . . . . . . .         0                    -0-

Richard R. Stewart
  Group Vice President  (Engineered Power Systems) . . .         0                    -0-

Garth C. Bates, Jr.
  Group Vice President  (Distribution) . . . . . . . . .         0                    -0-

C. LaRoy Hammer
  Group Vice President  (Tactical Vehicle Systems) . . .         0                    -0-

All Executive  Officers as a group . . . . . . . . . . .         0                    -0-

All  Non-executive  Directors as a group . . . . . . . .       96,000                8,000

All  Non-executive  Officer Employees as a group . . . .         0                    -0-

*Administrative    Leave.   See   Litigation   Involving
Directors.


        AMENDMENT AND RESTATEMENT OF 1988 NONSTATUTORY STOCK OPTION PLAN

         On April 8, 1997, the Board of Directors approved the amendment and restatement of the Stewart & Stevenson Services, Inc. 1988 Nonstatutory Stock Option Plan (the "Existing 1988 Plan", and as amended and restated, the "Amended and Restated 1988 Plan"), subject to the approval thereof by the shareholders of the Company. The purpose of the Amended and Restated 1988 Plan is to increase the aggregate number of shares available thereunder and to continue providing a means by which the Company may, by granting options to purchase Common Stock, attract and retain talented employees, including officers, and motivate such employees to exert their best efforts on behalf of the Company. The Board of Directors recommends that the Amended and Restated 1988 Plan be approved by the shareholders. Unless otherwise indicated, all properly executed proxies received by the Company will be voted for such approval at the Annual Meeting or any adjournment thereof. The summary of the Amended and Restated 1988 Plan set forth below is qualified in its entirety by reference to the 1988 Plan, a copy of which is included as Exhibit "B" to these proxy materials.

Description of Options

         The Existing 1988 Plan originally authorized the granting of options to purchase an aggregate of up to 1,800,000 shares of Common Stock (taking into account stock splits and stock dividends). However, only 91,600 shares remain available for grant thereunder. The Amended and Restated 1988 Plan will authorize the grant from time to time of options to purchase an aggregate of up to 1,500,000 shares of Common Stock, subject to adjustment as set forth therein for stock splits, stock dividends and other similar changes. The terms of such options, including the option period, the option price and the exercise period, are to be determined on the date of grant.

Administration of the Amended and Restated 1988 Plan

         The Amended and Restated 1988 Plan will be administered by a committee (the "Committee") appointed by the Board of Directors, and the Committee shall be comprised solely of two or more directors who are (i) outside directors (within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended), and (ii) non-employee directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934). The Committee may interpret the Amended and Restated 1988 Plan, determine and designate from time to time the persons to whom options are to be granted and the number of shares of Common Stock to be covered thereby (which shall not exceed 200,000 shares for any one employee), and establish the date and manner in which any option is exercisable. The exercise price shall be equal to the last transaction price reported by the National Association of Securities Dealers Automated Quotation, National Market System on the date of grant.

Limited Stock Appreciation Rights

         The Committee may, but is not required to, grant limited stock appreciation rights in conjunction with any option. Such limited stock appreciation rights may be exercised only if the fair market value of the Common Stock on the date of exercise is in excess of the option price contained in the option to which it is attached and only if the holder is an officer, director or the owner of 5% of the outstanding common Stock on the date of exercise.

Federal Income Tax Consequences

         The options are not intended to qualify as "incentive stock options" as defined by Section 422A of the Internal Revenue Code of 1986, as amended. The grant of an option under the Amended and Restated 1988 Plan will not result in taxable income to the recipient or a deduction to the Company on the date of grant. The holder will be deemed to have received taxable income and the Company will be entitled to a deduction in the amount of any difference between the market price and the exercise price under the option at the time it is exercised. The holder's tax obligation may be paid by additional withholding from salary, direct payment to the Company of the tax obligation or a reduction in the number of shares delivered.

Amendments

         The Board of Directors may amend or terminate the Amended and Restated 1988 Plan at any time. However, no such amendment or termination will affect any outstanding option without the holder's consent.

                   SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants of the Company for the year ending January 31, 1998. So far as is known to the Company, neither such firm nor any of its associates has any relationship with the Company or any affiliate of the Company other than the usual relationship that exists between independent public accountants and clients. A representative of Arthur Andersen LLP will be present at the Annual Meeting to make a statement if such representative desires and to respond to appropriate questions. The Board of Directors recommends that the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending January 31, 1998 be ratified by the shareholders. Unless otherwise indicated, all properly executed proxies received by the Company will be voted for such ratification at the Annual Meeting or any adjournment thereof. An adverse vote will be considered a direction to the Audit Committee to select other independent public accountants in the following year.

Notwithstanding any statement contained in a previous filing by the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, neither the Performance Graph set forth below nor the Report of the Compensation and Management Development Committee that follows is incorporated by reference into any such filing.


                 PERFORMANCE OF STEWART & STEVENSON COMMON STOCK

         The following graph compares the cumulative total shareholder return on the Company's Common Stock to the cumulative total shareholder return of the Standard & Poor's 500 Stock Index and the cumulative total shareholder return of the Standard & Poor's Machinery-Diversified Index for the Company's last five fiscal years. The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 on January 31, 1992 and that all dividends were reinvested.








                               [Performance Graph]

















                                                                            Year Ended January 31,
                                                      1992        1993         1994         1995        1996         1997
                                                      ----        ----         ----         ----        ----         ----
Stewart & Stevenson Services, Inc.                    100          126          169         111           89           91
S&P Machinery - Diversified Index                     100          108          155         144          190          226
S&P 500 Stock Index                                   100          111          125         125          174          220



         REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

TO THE SHAREHOLDERS OF STEWART & STEVENSON SERVICES, INC.

         The Compensation and Management Development Committee of the Board of Directors (the "Committee") consists of four independent, non-employee directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee reviews and recommends all salary arrangements and other executive compensation for approval by the independent members of the Board of Directors, approves the design of executive compensation programs, administers such programs and assesses their effectiveness in supporting the Company's compensation policies. The Committee also evaluates executive performance and considers management succession and related matters. The Committee is authorized to, and does, retain independent consultants to assist in the design of compensation programs and assess their effectiveness.

         The Committee is committed to implementing a compensation program that encourages creation of shareholder value. To facilitate the achievement of the Company's business strategies, the Committee adheres to the following compensation policies:

         To strengthen the relationship between pay and performance, executives' annual and long-term compensation programs should include variable compensation that is dependent upon the contribution of each executive to the Company's performance.

         To focus management on the achievement of both short-term performance goals and the long-term interests of shareholders, a significant portion of each executive's total compensation should consist of "at-risk" compensation.

         To enable the Company to attract, retain and encourage the development of the best available executive personnel, competitive compensation opportunities should be offered.

Total Compensation

         In determining the total compensation levels and the levels of each component of compensation for the Company's executives, the Committee refers to levels of compensation paid to executives of a comparator group of companies. This comparator group is comprised of companies with national business operations and one or more lines of business similar to the major business segments of the Company. Compensation information relating to the executive officers of the comparator companies is obtained from independent sources and adjusted for differences in the size of the comparator companies, as measured by sales volumes and market capitalization. The Committee uses the adjusted information as a measurement of competitive compensation levels for executive positions within the Company.

         The selection of companies used for compensation comparison purposes is reviewed and approved by the Committee each year. The companies comprising the comparator group used for compensation purposes generally are not the same companies comprising the published industry index used in the Performance Graph included in this proxy statement. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the same companies included in the Standard & Poor's Machinery - Diversified Index, which is used for comparing shareholder returns.

         The key elements of the Company's executive compensation program are base salary, annual incentives and long-term incentives, each of which is addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package and relationship of such executive's total compensation to the total compensation paid to executives holding similar positions in the comparator group of companies.

         During the twelve months ended January 31, 1997 ("Fiscal 1996"), Mr. Bob H. O'Neal, the Company's President, was on administrative leave as a result of an indictment in connection with a 1987 contract to supply diesel generators. See Litigation Involving Directors. Mr. Robert L. Hargrave, the Company's Chief Financial Officer, assumed the additional responsibilities of Chief Executive Offer. Mr. O'Neal's total compensation was substantially below the median total compensation of the Presidents within the comparator group because the Committee deferred any action on salary increases, annual incentives, and long-term incentives until such time as the charges under the indictment are resolved. The total compensation paid by the Company to Mr. Hargrave reflects his assumption of the additional duties of Chief Executive Officer but was below the median level of the Chief Financial Officers in the comparator group primarily because annual incentives were affected by the financial performance of the Company. Total compensation paid to other executive officers was also below the median compensation of similar positions as a result of reduced annual incentives. The Committee considers the total compensation paid to Mr. O'Neal, Mr. Hargrave and the other executives to be within the acceptable competitive range for each position.

Base Salary

         Base salary levels are generally targeted at or below the median levels of compensation for the Company's comparator group. Each executive's base salary is reviewed regularly by the Committee. Increases to base salaries are driven primarily by individual performance, which is evaluated based on sustained levels of individual contribution to the Company. The executive's experience and past performance are also considered, as are historical individual base salary levels, the individual executive's expected role for the upcoming fiscal year and changes in the cost of living. In making its evaluation, the Committee has assigned no particular weights to these factors.

         Base salaries established by the Committee for Fiscal 1996 were generally at the lower end of the range that the Committee considered to be competitive in comparison to the base salaries paid by the companies in the comparator group. No change was made to Mr. O'Neal's base salary in Fiscal 1996 because of his status on administrative leave. In determining Mr. Hargrave's base salary in Fiscal 1996, the Committee considered his long-term contributions to the success of the Company and the comparison of his base salary to the base salaries of the Chief Financial Officers within the comparator group. The Committee did not consider the assumption of the additional duties of Chief Executive Officer by Mr. Hargrave in establishing his base salary.

Annual Incentives

         The Company provides an annual bonus opportunity to executives. Annual bonuses motivate executives to maximize short-term performance as a part of achieving long-term goals. In addition, bonus payments are used to compensate executives for the lower than median base salaries and provide a competitive total annual compensation.

         In establishing bonus payments made to each executive officer, the Committee considers the following factors: (i) the aggregate total annual compensation paid by the Company to such person compared to amounts paid by the comparator group of companies for similar positions, (ii) the performance of the Company in comparison to other companies in the same industry and in comparison to the market as a whole and (iii) the performance of the cost or profit centers for which an individual executive is responsible compared to goals established for such cost or profit centers. The Committee has assigned no particular weights to these factors in establishing bonus payments.

         Bonus payments approved by the Committee for Fiscal 1996 were substantially less than payments approved in the prior year because the performance of the Company, as measured by return on capital, return on sales and return on equity, declined compared to the prior year and were below those achieved by other companies in the same industries. The bonus payments to certain officers were further affected, either positively or negatively, based on whether sales, costs and profitability goals for individual profit and cost centers were met. The Committee has deferred all action on the bonus, if any, to be paid by the Company to Mr. O'Neal because of his status on administrative leave. Mr. Hargrave's bonus reflects his assumption of the additional duties of Chief Executive Officer but is substantially below the median bonus paid by the comparator group to the Chief Financial Officers because of the performance of the Company in comparison to other companies in the same industry.

         Consistent with the Committee's goal of providing competitive compensation levels with a significant level of "at-risk" compensation, the sum of base salaries and annual incentives paid to the executives of the Company was below the median annual compensation paid to similar positions by the comparator group but was considered by the Committee to be within the acceptable competitive range for each position.

Long-Term Incentives

         In keeping with the Company's philosophy of providing a total compensation package favoring "at-risk" components of pay, long-term incentives comprise a significant portion of each executive's total compensation package. Long-term incentives during Fiscal 1996 consisted exclusively of stock options pursuant to the Stewart & Stevenson 1988 Nonstatutory Stock Option Plan. Stock options under this plan are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. The design of these stock options focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

         The size of award to each executive is effected by individual performance, level of responsibility, historical award data, other compensation and the number of shares of common stock already owned by the recipient. Overall, the Committee attempts to provide a competitive long-term benefit based on the dollar value of the options granted. As a result, the number of shares underlying stock option awards varies from year to year and is dependent on the stock price on the date of grant.

         No stock options were awarded to Mr. O'Neal during Fiscal 1996 because of his status on administrative leave. The dollar value of the stock options granted to Mr. Hargrave and the other officers of the Company during Fiscal 1996 was substantially below the median value of long-term incentives granted to similar positions by the comparator group.

Policy with Respect to the $1 Million Deduction Limit

         Section 162(m) of the Internal Revenue Code of 1986 generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Committee has carefully considered the impact of this provision on the Company's incentive plans and has determined that Section 162(m) is currently inapplicable because no named executive officer is expected to receive compensation, other than performance-based compensation, in excess of $1 million in the foreseeable future. The Committee believes it is in the Company's and shareholders' best interest to retain the Committee's discretionary evaluation of individual and Company performance when determining total compensation payable to the Company's executive officers.

Conclusion

         The Committee believes these executive compensation policies and programs serve the interests of the shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit. The Committee will continue to monitor the effectiveness of the Company's total compensation program to meet the current needs of the Company.

                                           Respectfully submitted,
                                           THE COMPENSATION AND MANAGEMENT
                                           DEVELOPMENT COMMITTEE
                                           Orson C Clay - Chairman
                                           Jack W. Lander, Jr.
                                           Robert S. Sullivan
                                           Brian H. Rowe


                               EXECUTIVE OFFICERS

         The names, ages and positions of all the executive officers of the Company are listed below. Each officer was last elected as an executive officer at the meeting of directors immediately following the 1996 Annual Meeting of Shareholders, except for Mr. Jay C. Manning who was elected as a Vice President on December 10, 1996. The term of each executive officer will expire at the meeting of directors following the 1997 Annual Meeting of Shareholders. There exist no arrangements or understandings between any officer and any other person pursuant to which the officer was selected.


                                                                                                        Officer
                  Name                      Age                         Position                         Since
-----------------------------------        ----   -----------------------------------------------        ------

Robert L. Hargrave......................    56    Chief Executive  Officer,  Chief Financial Officer &    1981
                                                  Treasurer
Bob H. O'Neal...........................    62    President*                                              1980
Richard R. Stewart .....................    47    Group Vice President (Engineered Power Systems)         1986
Garth C. Bates, Jr......................    48    Group Vice President (Distribution)                     1991
C. LaRoy Hammer.........................    60    Group Vice President (Tactical Vehicle Systems)         1980
T. Michael Andrews......................    56    Vice President                                          1982
Jay C. Manning..........................    40    Vice President                                          1996
Donald E. Stevenson.....................    53    Vice President                                          1984
Keith T. Stevenson......................    50    Vice President                                          1986
C. Jim Stewart III......................    48    Vice President                                          1988
Lawrence E. Wilson......................    44    Vice President and Secretary                            1989

         * Administrative Leave.  See Litigation Involving Directors.

         Each of the officers listed above, except Mr. Jay C. Manning, has been employed by the Company in an executive capacity for more than five years. Jay
C. Manning was elected as a Vice President of the Company in 1996. He previously served as a Vice President of Stewart & Stevenson International, Inc., a subsidiary of the Company, from 1994 to 1996, and as an International Sales Manager from 1992 to 1994.

         Richard  R.  Stewart  and C. Jim  Stewart  III are sons of
Mr. C. Jim Stewart II, the Chairman of the Board of Directors of the Company. Garth C. Bates, Jr. is a nephew of Mr. C. Jim Stewart II and a first cousin of Richard R. Stewart and C. Jim Stewart III. Keith T. Stevenson is the brother, and T. Michael Andrews is a first cousin, of Mr. Donald
E. Stevenson, a director of the Company. These persons and other members of the Stewart family and the Stevenson family could be deemed "control persons" with respect to the Company as such term is defined in the rules and regulations of the Securities and Exchange Commission. Jay C. Manning is the son of Mr. J. Carsey Manning, a director of the Company.


                             EXECUTIVE COMPENSATION

         The following Summary Compensation Table shows the aggregate compensation paid or accrued by the Company during each of the last three fiscal years to or for the Company's current Chief Executive Officer and each of the four highest compensated executive officers.



                                                                     SUMMARY OF COMPENSATION

                                                                                         Long-Term
                                                    Annual Compensation                Compensation
                                             ---------------------------------      -------------------

                                                                        Other                                      All
                                                                        Annual                                    Other
          Name and            Year ended                               Compen-       Options       LTIP          Compen-
    Principal Position        January 31     Salary        Bonus        sation       Granted      Payout        sation(2)
    ------------------        ----------     ------        -----       --------      -------      ------        ----------

Robert L. Hargrave.........      1997      $ 234,169     $ 150,000       (1)         20,000        -0-        $ 1,066
 Chief Executive Officer,        1996        207,115       200,000       (1)         14,000        -0-            842
 Chief Financial Officer &       1995        184,885       145,000       (1)         10,000        -0-            832
 Treasurer

Bob H. O'Neal..............      1997        368,000           -0-       (1)           -0-         -0-          3,708 (3)
 President*                      1996        367,308           -0-       (1)         30,000        -0-          3,589 (4)
                                 1995        348,846       320,000       (1)         20,000        -0-          3,542 (5)

Richard R. Stewart.........      1997        259,353        85,000       (1)         20,000        -0-          3,663 (6)
 Group Vice President            1996        238,115       170,000       (1)         17,500        -0-            976
 (Engineered Power Systems)      1995        215,631       220,000       (1)         12,500        -0-            955

Garth C. Bates, Jr.........      1997        234,108       120,000       (1)         18,000        -0-            935
 Group Vice President            1996        205,000       150,000       (1)         14,000        -0-            825
 (Distribution)                  1995        179,539       155,000       (1)         10,000        -0-          3,072 (7)

C. LaRoy Hammer............      1997        224,169        70,000       (1)         16,000        -0-            896
 Group Vice President            1996        197,308       130,000       (1)         14,000        -0-            811
 (Tactical Vehicle Systems)      1995        179,654       125,000       (1)         10,000        -0-            792

* Administrative Leave.  See Litigation Involving Directors.
---------------


(1) The total amount of all perquisites and other personal benefits, securities or property paid or accrued by the Company is less than 10% of the total of annual salary and bonus. There have been no amounts paid or accrued with respect to above-market or preferential earnings on restricted stock, options, SARs or deferred compensation or with respect to earnings on long-term incentive plans or tax reimbursements. Except for purchases pursuant to the Stewart & Stevenson Employee Stock Purchase Plan, participation in which is available to all employees, there were no purchases of any security of the Company for less than the fair market value thereof on the date of purchase.

(2) Unless otherwise indicated, All Other Compensation consists of the dollar value of insurance premiums for term life insurance policies for the benefit of the named executive.

(3) Other Compensation for Mr. O'Neal during the fiscal year ended January 31, 1997 consists of term life insurance premiums of $1,479 and contributions by the Company to a defined contribution pension plan of $2,229.

(4) Other Compensation for Mr. O'Neal during the fiscal year ended January 31, 1996 consists of term life insurance premiums of $1,550 and contributions by the Company to a defined contribution pension plan of $2,039.

(5) Other Compensation for Mr. O'Neal during the fiscal year ended January 31, 1995 consists of term life insurance premiums of $1,445 and contributions by the Company to a defined contribution pension plan of $2,079.

(6) Other Compensation for Mr. Stewart during the fiscal year ended January 31, 1997 consists of term life insurance premiums of $1,038 and contributions by the Company to a defined contribution pension plan of $2,625.

(7) Other Compensation for Mr. Bates during the fiscal year ended January 31, 1995 consists of term life insurance premiums of $785 and contributions by the Company to a defined contribution pension plan of $2,287.

Grants and Exercises of Stock Options and Stock Appreciation Rights

         The Company has four stock option plans. The 1988 Nonstatutory Stock Option Plan (the "1988 Plan") authorizes the grant of options to employees, including officers, to purchase shares of Common Stock and provides that limited stock appreciation rights may be granted in connection with such options. The 1988 Plan only has 91,600 shares remaining available for grant thereunder. If the amendment and restatement of the 1988 Plan is approved by the shareholders of the Company, it will authorize the grant of options to employees, including officers, to purchase an aggregate of up to 1,500,000 shares of Common Stock and will provide that limited stock appreciation rights may be granted in connection with such options. The 1993 Nonofficer Stock Option Plan (the "1993 Plan") authorizes the grant of options to employees other than officers of the Company to purchase an aggregate of up to 984,950 shares of Common Stock. Stock appreciation rights may not be granted under the 1993 Plan. The 1994 Director Stock Option Plan (the "1994 Plan") authorizes the grant of options to directors other than officers or employees of the Company to purchase an aggregate of up to 150,000 shares of Common Stock, but the 1994 Plan has been amended by the Board of Directors so that options may no longer be granted thereunder. If approved by the shareholders of the Company, the 1996 Director Stock Plan (the "1996 Plan") will authorize the grant of options to directors other than officers or employees of the Company.

         The recipients and terms of options granted pursuant to the 1988 Plan and the 1993 Plan are determined by the Compensation and Management Development Committee of the Board of Directors, none of whom are employees of the Company or eligible for any benefits under such plans. Under the 1996 Plan, an option to purchase 1,000 shares of the Company's Common Stock is automatically granted on the date of each Annual Meeting of Shareholders to each eligible director who is elected to serve as a director at, or whose term as a director continues after, such meeting.

         During Fiscal 1996, the Company granted options to purchase an aggregate of (i) 108,000 shares of Common Stock under the 1988 Plan, (ii) 227,800 shares of Common Stock under the 1993 Plan and (iii) 8,000 shares of Common Stock under the 1994 Plan. No limited stock appreciation rights were granted under the 1988 Plan during Fiscal 1996 or during any previous fiscal year. The following tables set forth information as to options under the Company's stock option plans granted to or exercised by the individuals described in the Summary Compensation Table during 1996 and the value of all outstanding options owned as of January 31, 1997 by the individuals named in the Summary Compensation Table.



                                                    OPTION/SAR GRANTS DURING FISCAL 1996

                                                                                 Potential Realizable Value
                                                                                             at
                                                                                   Assumed Annual Rates of
                                            Individual Grants                     Stock Price Appreciation
                                                                                       for Option Term
                              ----------------------------------------------      ------------------------

                                          % of Total   Exercise
                                            Options      Price
                               Options    Granted to      per      Expiration
          Name              Granted (1)    Employees   share (2)      Date           5%             10%
          -----             -----------    ---------   ---------      ----           --             ---


Robert L. Hargrave.......      20,000         6.0      $ 24.25      03/11/06     $ 305,014     $  772,965
Bob H. O'Neal............       -0-           0.0         N/A         N/A            N/A            N/A
Richard R. Stewart.......      20,000         6.0        24.25      03/11/06       305,014        772,965
Garth C. Bates, Jr.......      18,000         5.4        24.25      03/11/06       274,513        695,669
C. LaRoy Hammer..........      16,000         4.8        24.25      03/11/06       244,011        618,372
All Employees, including
 officers................     335,800        100.0       24.25      03/11/06      5,121,183    12,978,084

---------------

     (1) All options become exercisable in four 25% cumulative annual installments commencing on March 11, 1997.

     (2) All options are exercisable at the closing market price on the date of grant.



                                                    OPTION/SAR EXERCISES DURING FISCAL 1996
                                                              AND YEAR-END VALUES

                                                         Number of Unexercised     Value of Unexercised In-the-
                                                              Options at                 Money Options at
                                                           January 31, 1997              January 31, 1997
                                                        -----------------------      ------------------------


                               Shares
                              Acquired      Value
           Name              on Exercise   Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
           ----               --------     --------   -----------   -------------   -----------   -------------

Robert L. Hargrave........     10,000     $ 100,000      16,000        38,000       $   -0-      $   12,500
Bob H. O'Neal.............     15,000       150,000      28,750        36,250           -0-            -0-
Richard R. Stewart........     10,000       102,500      18,125        41,875           -0-          12,500
Garth C. Bates, Jr........      -0-          N/A         13,500        36,000           -0-          11,250
C. LaRoy Hammer...........      -0-          N/A         16,000        31,500         15,313         10,000
All Employees, including
officers..................     71,500       689,313      414,917      720,083        502,250        207,000


         Retirement Plans

         The Company has a defined benefit Pension Plan (the "Pension Plan") under which benefits are determined primarily by average final base salary and years of service. The Pension Plan covers substantially all of its full-time employees, including officers, and, subject to certain limitations described below, bases pension benefits on 1.5% of (a) the employee's highest consecutive five-year average base salary out of the last ten years or (b) $235,840 ($150,000 in 1994 and thereafter subject to adjustment for increases in the cost of living), whichever is lower, times the employee's years of credited service. The Internal Revenue Code of 1986, as amended, limited benefits that may be paid under the Pension Plan to $125,000 per year in 1996.

         The Company has a Supplemental Executive Retirement Plan (the "SERP") under which certain key executives will receive retirement benefits in addition to those provided under the Pension Plan. The Compensation and Management Development Committee determines which executive officers are eligible for benefits under the SERP. Supplemental benefits are based upon the average final compensation and years of service without regard to the limitations imposed by the Internal Revenue Code of 1986, as amended, and using the total of base salary and bonus to compute final average compensation. Benefits under the SERP are limited to an amount such that the aggregate of all retirement benefits paid under the Pension Plan and the SERP will not exceed 75% of the executive's highest consecutive five-year average salary not including bonus payments.

         The following table sets forth the estimated annual benefits payable upon retirement to persons in specified compensation and years-of-service classification pursuant to the Stewart & Stevenson Employee Pension Plan and the Stewart & Stevenson Supplemental Executive Retirement Plan.



                                                           Estimated Annual Retirement Benefit (1)
                                                                      Years of Service

                                ------------------------------------------------------------------------
  Final Average Compensation        20           25            30           35           40            45
  --------------------------        --           --            --           --           --            --



$100,000......................   $ 25,144     $ 31,430     $ 37,715      $ 44,407    $  51,907     $ 59,407

200,000.......................     55,144       68,960       82,715        96,907      111,907      126,907

300,000.......................     85,144      106,430      127,715       149,407      171,907      194,407

400,000.......................    115,144      143,930      172,715       201,907      231,907      261,907

500,000.......................    145,144      181,430      217,715       254,407      291,907      329,407

600,000.......................    175,144      218,930      262,715       306,907      351,907      396,907

700,000.......................    205,144      256,430      307,715       359,407      411,907      464,407

800,000.......................    235,144      293,930      352,715       411,907      471,907      531,907

900,000.......................    265,144      331,430      397,715       464,407      531,907      599,407

1,000,000.....................    295,144      368,930      442,715       516,907      591,907      666,907

---------------

(1) Computation of estimated annual retirement benefit based on a straight-line annuity for the life of the employee, net of base Social Security benefits under the Social Security law currently in effect, assuming the employee retires in 2000 at age 65.

         The five-year average compensation of each executive officer listed in the Summary of Compensation Table differs from the present salary and bonus in such table as a result of changes in the rate of pay during the average period. The following table sets forth the years of credited service, five-year average compensation and consecutive five-year average base salary for each of the individuals listed in the Summary of Compensation Table.



                                              Years of      Average Total       Average
                         NAME                 Service       Compensation      Base Salary
             --------------------------       ---------     -------------    ------------
             Robert L. Hargrave............      29          $ 353,561        $ 191,600
             Bob H. O'Neal.................      32            545,727          317,200
             Richard R. Stewart............      25            423,882          210,000
             Garth C. Bates, Jr............      26            321,191          180,200
             C. LaRoy Hammer...............      39            326,361          180,600



         TRANSACTIONS WITH MANAGEMENT AND CERTAIN BUSINESS RELATIONSHIPS

         The Company continues to lease certain land and buildings from Mr. Miles McInnis, a former officer and director of the Company, and Mrs. Faye Manning Totsch, Mr. J. Carsey Manning's mother, for $6,500 per month under a lease which will expire April 14, 2002. The Board of Directors believes that the term of this lease has been at least as fair to the Company as could have been obtained from nonaffiliated persons.

         Director Robert H. Parsley is Of Counsel in the law firm of Butler & Binion, L.L.P. in Houston, Texas, which the Company retained during the last fiscal year and proposes to retain during the current fiscal year.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Each officer and each director of the Company is required by Section 16 of the Securities Exchange Act of 1934 to report to the Securities Exchange Commission all transactions in the Company's Common Stock within a specified time period. Based solely on a review of such reports filed by the officers and directors of the Company, Messrs. Jay C. Manning, Richard R. Stewart and C. Jim Stewart II each failed to file a report with respect to one transaction on a timely basis. Mr. C. Jim Stewart III failed to file a report with respect to two transactions on a timely basis.

                            FORM 10-K FOR FISCAL 1996

The Company will provide without charge to any shareholder entitled to vote at the Annual Meeting a copy of its most recent Annual Report on Form 10-K upon receipt of a request therefor. Such requests should be directed to:

                                            Lawrence E. Wilson
                                            Vice President & Secretary
                                            P.O. Box 1637
                                            Houston, Texas 77251-1637
                                            (713) 868-7700

                SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

         Shareholders may submit proposals for the 1998 Annual Meeting by sending such proposals to the attention of the Corporate Secretary. In order to be considered for inclusion in the proxy statement for the 1998 Annual Meeting, such proposals should be received by the Company on or before January 13, 1998.




                                            By Order of the Board of Directors,


                                            LAWRENCE E. WILSON
                                            Vice President, Secretary and
                                            General Counsel

Dated:   Houston, Texas
         May 9, 1997





                                   EXHIBIT A

                       STEWART & STEVENSON SERVICES, INC.
                            1996 DIRECTOR STOCK PLAN


                               ARTICLE I. PURPOSE

     The purpose of this 1996 Director Stock Plan (the "Plan") of Stewart & Stevenson Services, Inc. (the "Company") is to encourage ownership in the Company by outside directors of the Company whose continued services are considered essential to the Company's continued progress, and to provide them with a further incentive to continue as directors of the Company, and to increase the value of the Company.

                             ARTICLE II. ELIGIBILITY

     Each director of the Company is eligible to participate in the Plan, unless he or she is an officer or employee of the Company or any subsidiary of the Company ("Eligible Director").

                     ARTICLE III. STOCK SUBJECT TO THE PLAN

     The shares that are the subject of Director Stock Awards and options granted under the Plan shall be the Company's authorized but unissued shares of Common Stock, without par value ("Stock"). In connection with the issuance of shares of Stock under the Plan, the Company may utilize shares repurchased in the open market or otherwise.

                        ARTICLE IV. DIRECTOR STOCK AWARDS

     On  the date of each annual meeting of the Company's  shareholders
("Annual Meeting") after the Effective Date of the Plan, the Company will, without cost to the recipient and without the exercise of the discretion of any person or persons, award and issue to each Eligible Director who is elected to serve a term as a director at each such meeting and to each Eligible Director who is serving as a director for a term that continues after such meeting, that number of shares of Stock (rounded down to the nearest whole share) determined by dividing (i) the sum of $12,000 by (ii) the fair market value (as determined in Article VII) of a share of Stock on the date of such meeting. With respect to each Stock Award, the Eligible Director shall pay to the Company all amounts, if any, that the Company is required to collect and remit to the Internal Revenue Service or any other taxing authority as a result of such award.

                ARTICLE V. TERMS, CONDITIONS AND FORM OF OPTIONS

     Section 5.1 Non-Statutory Stock Options. All options granted under the Plan shall be nonstatutory options, not entitled to special tax treatment under
Section 422 of the Internal Revenue Code of 1986, as amended to date and as may be further amended from time to time (the "Code").

     Section 5.2 Option Grant Dates. On the date of each Annual Meeting after the Effective Date of the Plan, the Company will, without cost to the recipient and without the exercise of the discretion of any person or persons, grant to each Eligible Director who is elected to serve a term as a director at such meeting and to each Eligible Director who is serving as a director for a term that continues after such meeting, an option to acquire 1,000 shares of Stock at an exercise price determined in accordance with Article VI and subject to adjustment under Article IX.

     Section 5.3 Transferability. Each option granted under the Plan by its terms shall not be transferable by the director otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

     Section 5.4 Vesting and Term of Option. Options become exercisable on the first anniversary date after the date upon which the options were granted. When an option becomes exercisable, the shares may be purchased at any time, or from time to time, in whole or in part, until the option term expires; provided, however, that any option granted pursuant to the Plan shall become exercisable in full upon the death of the director, the failure of such director to stand for re-election or be re-elected, or the retirement of such director after serving at least 60 consecutive months on the Board of Directors. Unless terminated earlier in accordance with the terms of the Plan, each option shall terminate upon the expiration of ten years after such option was granted.

     Section 5.5 Change of Control. In the case of any merger, exchange of shares, consolidation or combination of the Company (other than a transaction in which the holders of Stock in the Company immediately prior to the consummation thereof own 50% or more of the voting securities eligible to vote for the election of directors of the surviving entity immediately after the consummation of such transaction) all options theretofore granted and not fully exercisable shall become exercisable on the date that is 30 days prior to the record or effective date of such merger, exchange of shares, consolidation or combination.

     If a tender offer or exchange offer for the Stock (other than such an offer by the Company) is commenced or if the Company shall set a record date to approve an agreement providing for a sale or other disposition of all or substantially all of the assets of the Company, all options theretofore granted and not fully exercisable shall become exercisable in full upon the commencement of such tender offer or 30 days prior to such record date and shall remain so exercisable for a period of 60 days following such date after which they shall revert to being exercisable in accordance with their terms.

     If any tender offer, exchange offer, or sale or other disposition of all or substantially all of the assets of the Company results in any director ceasing to be a director of the Company, then all options theretofore granted and not fully exercisable shall automatically become exercisable in full upon the termination of such person as a director.

     Section 5.6 Manner of Exercise. Options may be exercised only by written notice to the Company, which notice must specify the date of the stock option and the number of shares of Stock covered by the exercise, accompanied by payment of the full consideration for the shares as to which they are exercised and payment of all amounts, if any, that the Company is required to collect and remit to the Internal Revenue Service or any other taxing authority as a result of such exercise. Such payment shall be made in one or a combination of the following alternative forms:

     (i)  cash (including check, bank draft or money order);

         (ii) certificates, duly endorsed or accompanied by appropriate transfer instruments, representing shares of Stock previously acquired and standing in the name of the director, with an aggregate fair market value on the date of exercise that is equal to or less than the option price of the shares covered by the options being exercised hereunder; or

         (iii) by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the total option price in cash.

         If the director desires that the shares of Stock be registered in his or her name and that of another as joint tenants with rights of survivorship, he or she should so state in the notice. In no case may fewer than 100 of such shares be purchased at any one time, except to purchase a residue of fewer than 100 shares. An option may not be exercised for a fractional share.

     Section 5.7 Termination of Directorship. All rights of a director in an option, to the extent that such rights have not been exercised, shall lapse and be forfeited one year after the termination of his or her services as a director of the Company or, if earlier, on the original expiration date of the option. In the case of retirement, whether by reason of disability or age, such director's option may be exercised within the period set forth above by such director or his or her legal representative. In the case of death, such director's option may be exercised within the period set forth above by the personal representative of the director's estate or by the person or person to whom the option is transferred pursuant to the director's will or in accordance with the laws of descent and distribution.

                            ARTICLE VI. OPTION PRICE

     The option price per share for the shares covered by each option shall be the fair market value (as determined in Article VII) of one share of Stock as of the date of grant of the option.

                    ARTICLE VII. VALUATION OF STOCK

     For all valuation purposes under the Plan, the fair market value of a share of Stock shall be the last reported sale price as of the close of trading activity on the day for which such fair market value is to be determined, as reported on the Nasdaq National Market system, or any similar system then in use, or the principal securities exchange on which the Stock is listed on such date. If there is no trade on such day, then the last trade price on the next preceding day for which there does exist such a trade shall be determinative of fair market value.

                ARTICLE VIII. NO RIGHT TO CONTINUE AS A DIRECTOR

     Neither the Plan nor the granting of Stock or an option nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time or at any particular rate of compensation.

                         ARTICLE IX. ADJUSTMENT TO STOCK

     In the event any change is made to the Stock subject to the Plan or subject to any outstanding option granted under the Plan (whether by reason of merger, exchange of shares, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise), then appropriate adjustments shall be made to the number of shares and option price per share of Stock subject to outstanding options. The grant of Stock or options under the Plan shall not affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                            ARTICLE X. EFFECTIVE DATE

     The Plan shall take effect on the date of the first Annual Meeting after the adoption of the Plan by the Board of Directors of the Company.

                        ARTICLE XI. AMENDMENT OF THE PLAN

     The Board of Directors of the Company may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided that no such amendment shall adversely affect a director's rights under any Stock previously issued or option previously granted without the director's consent.

                          ARTICLE XII. USE OF PROCEEDS

     The cash proceeds received by the Company from the issuance of shares pursuant to options under the Plan shall be used for general corporate purposes.

                  ARTICLE XIII. COMPLIANCE WITH APPLICABLE LAWS

     All transactions pursuant to terms of the Plan, including, without limitation, grants of Stock and grants and vesting of options, shall only be effective at such time as counsel to the Company shall have determined that such transaction will not violate federal or state securities or other laws or regulations.

                           ARTICLE XIV. GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Texas and construed accordingly.

                             ARTICLE XV. SUCCESSORS

     The Plan shall be binding upon the successors and assigns of the Company.

                       DIRECTOR NON-STATUTORY STOCK OPTION

This stock option ("Stock Option") has been granted this _____ day of _______________, 199__, by STEWART & STEVENSON SERVICES, INC., a Texas corporation, with its principal office in Houston, Texas ("Company"), to _____________________________________ ("Optionee"), an Eligible Director under the Company's 1996 Director Stock Plan ("Plan"). The Optionee is entitled to purchase 1,000 shares of the Company's common stock, nor par value, at an option price of $__________ per share, pursuant to the Plan as in effect on the date hereof, the terms of which are incorporated herein by reference and are hereby made a part of this Stock Option, and a copy of which has been given to Optionee.



                                        STEWART & STEVENSON SERVICES, INC.



                                        By:________________________________
                                            Name:__________________________
                                            Title:_________________________


                                                         "Company"


Agreed and Accepted by:



________________________________
Name:___________________________


         "Optionee"






                                    EXHIBIT B
                       STEWART & STEVENSON SERVICES, INC.
                       1988 NONSTATUTORY STOCK OPTION PLAN
             (as amended and restated effective as of June 10, 1997)
                                  (the "Plan")


         1. Purpose of the Plan. The purpose of this Plan is to provide a means whereby Stewart & Stevenson Services, Inc., a Texas corporation (the "Company") may, through the grant of nonstatutory stock options to Employees, (as defined below) attract and retain persons of ability as employees and motivate such employees to exert their best efforts on behalf of the Company. The term "Employees" means employees (including officers and directors who are also employees) of the Company or any of its subsidiaries. The term "option" as used herein means the right to purchase Common Stock, without par value, of the Company (the "Stock") under this Plan. The Plan as set forth herein constitutes an amendment and restatement of the Plan as previously adopted by the Company, and shall supersede and replace in its entirety such previously adopted plan. This amendment and restatement of the Plan shall be effective as of June 10, 1997, provided this amendment and restatement of the Plan is approved by the stockholders of the Company on such date at the Company's 1997 Annual Meeting of Stockholders. If this amendment and restatement of the Plan is not so approved by the stockholders, then no options shall be granted under the Plan on or after June 10, 1997.

         2. Number of shares available to the Plan. Options may be granted by the Company from time to time to Employees to purchase an aggregate of up to 1,500,000 shares of Stock, and such amounts of shares shall be reserved for options granted under the Plan, subject to adjustment as provided in subsection 5(i). The shares issued upon exercise of options granted under the Plan may be authorized and unissued shares or shares held by the Company in its treasury. Except as set forth in subsection 5(h), should any option expire or be canceled prior to its exercise in full, the shares subject to such option may again be made subject to an option under the Plan.

         3. Administration of the Plan. The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"). The Committee shall be comprised solely of two or more directors who are (a) outside directors (within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and applicable interpretive authority thereunder), and (b) nonemployee directors (within the meaning of Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Any vacancy occurring in the membership of the Committee shall be filled by appointment of the Board.

         The Committee may interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and take such other action as it deems necessary or advisable, except as otherwise expressly reserved to the Board or the stockholders in the Plan. All decisions and selections made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members. Any decision reduced to writing and signed by a majority of the members shall be fully effective as if it had been made by a majority at a meeting duly held. Any interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive.

         4. Grant of Options. Subject to the provisions of the Plan, the Committee shall (a) determine and designate from time to time those Employees to whom options are to be granted and the number of shares of Stock to be optioned to each Employee, taking into account the nature of the services rendered by such Employees, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant; (b) determine the option price for each option, not to be less than fair market value on the date it is granted; (c) determine the number of shares subject to each option; and (d) determine the time or times when and the manner in which each option shall be exercisable and the duration of the exercise period. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to options granted under the Plan to an Employee during any calendar year may not exceed 200,000, subject to adjustment as provided in subsection 5(i). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to options that are canceled or repriced. The Committee shall grant options in accordance with the determinations specified in this section as evidenced by a written option agreement. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the closing sales price of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date, or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

         5. Terms and Conditions. Each option granted under the Plan shall be evidenced by an agreement, in a form approved by the Committee, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Committee may deem appropriate.

         a. Option Period. Each option agreement shall specify the period for which the option thereunder is granted and shall provide that the option shall expire at the end of such period.

         b. Option Price. The purchase price of each share of Stock subject to each option granted pursuant to the Plan shall be determined in accordance with section 4.

         c. Exercise Period. The Committee may provide in the option agreement that an option may be exercised in whole immediately or is to be exercisable in increments, immediately or after a designated holding period.

         d. Payment of Purchase Price upon Exercise. Each option shall provide that the purchase price of the shares of Stock as to which an option shall be exercised shall be paid to the Company at the time of exercise either in cash or in Stock already owned by the Employee for a period of not less than six (6) months and having total fair market value, as determined by the Committee, equal to the purchase price, or a combination of cash and previously owned Stock having a total fair market value, as so determined, equal to the purchase price.

         e. Effect of Termination. Except as set forth below, all rights of any Employee shall cease and all options granted pursuant to the Plan shall terminate upon the termination of an Employee's employment with the Company.

                  i. If an Employee's employment with the Company shall be terminated for any reason other than death, disability, retirement or cause, the Employee shall have the right, during the period ending thirty (30) days after such termination, to exercise any option granted under the Plan to the extent that it was exercisable at the date of termination of such employment and shall not have been exercised, but in no event later than the date such option would have expired had it not been for the termination of the Employee's employment.

                  ii. If an Employee's employment with the Company shall be terminated by reason of death, disability or retirement, all options granted to such Employee shall become immediately exercisable and the Employee (or the Employee's estate, subject to the terms of clause iv. below) shall have the right, during the period ending one (1) year after such termination, to exercise such option but in no event later than the date the option would have expired had it not been for the termination of the Employee's employment. The term "disability" as used in this subsection means total and permanent disability. The terms "disability" and "retirement" shall be determined in accordance with applicable Company personnel policies as interpreted in the exercise of the Committee's discretion.

                  iii. Upon the event of the Employee being terminated for cause, all right to exercise any option shall terminate at the date of such termination of employment. For this purpose, termination for cause shall mean termination of the Employee's employment by written notice to the Employee specifying the event relied upon for such termination, due to the Employee's misconduct with respect to duties including but not limited to commission of a felony or perpetration of a common law fraud which has resulted or is likely to result in economic damage to the Company, all as the Committee, in its sole discretion, may determine.

                  iv. No transfer of an option by an Employee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice of the same and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the transferee or transferees of the terms and conditions of such option.

         g. Extraordinary Corporate Transactions. Notwithstanding any other limitation or restriction in the Plan, each outstanding option granted under the Plan will become exercisable for the aggregate number of shares covered thereby, except to the extent that the acceleration of the exercisability of any such option would result in an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended, in the event (i) the Board or the stockholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the surviving corporation, other than a merger of the Company in which the holders of Stock immediately prior to the merger have the same proportionate ownership of Stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (ii) any person acquired Stock pursuant to a tender offer or exchange offer to acquire any Stock and after consummation of such offer, the person owns thirty percent (30%) or more of the outstanding Stock. Any of the transactions in clause (i) which has been approved by the stockholders of the Company is hereinafter called an Approved Transaction, and any tender offer or exchange offer satisfying the conditions of clause (ii) is hereinafter called an Offer.

         h. Limited Stock Appreciation Rights. The Committee may, but is not required to, grant limited stock appreciation rights ("Limited SARs'") to the holder of any option granted under the Plan (a "Related Option") with respect to all of the shares subject to the Related Option. Limited SARs may only be granted concurrently with the grant of a Related Option. Limited SARs may not be exercised within a period of six (6) months after the date of grant. Limited SARs will be exercisable only when the fair market value, determined as of the date of exercise of the Limited SARs, of each share of Stock with respect to which such Limited SARs are to be exercised exceeds the option price per share of Stock subject to the Related Option. Upon exercise of Limited SARs, the Related Option shall be canceled. Shares covered by a canceled Related Option shall be charged against the shares reserved for the Plan as if exercised and shall not be available for future option grants under the Plan. Limited SARs will not be exercisable unless at the time of the exercise the holder of the Related Option is then, directly or indirectly, subject to Section 16(b) of the Exchange Act.

         Limited SARs may be exercised only in the event an Approved Transaction, which is accounted for as a purchase, or Offer occurs and then only during the 30-day period following either the expiration of the Offer or the approval by the Company's stockholders of an Approved Transaction.

         Upon the exercise of Limited SARs, the holder thereof will receive for each share of Stock for which the Limited SARs are exercised an amount in cash equal to the excess of (a) the highest price per share paid or to be paid in any Approved Transaction or Offer that is in effect at any time during the sixty
(60) days preceding the exercise of the Limited SARs or, if higher, the highest reported closing sales price of a share of Stock at any time during the sixty
(60) days preceding the exercise of the Limited SARs over (b) the option price per share of Stock subject to the Related Option.

         i. Changes in Company's Capital Structure. The existence of outstanding options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of Stock or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Provided, however, that if the outstanding shares of Stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares or recapitalization, the number and kind of shares subject to the Plan or subject to any options theretofore granted, and the option prices shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate option price.

         j. Assignability. Options and Limited SARs shall not be assignable or otherwise transferable except by will or by the laws of descent and distribution pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or with the consent of the Board and no right or interest in this Plan or in options or Limited SARs shall be subject to pledge, hypothecation, encumbrance, garnishment, attachment, execution or levy of any kind.

         k. Investment Representation. Each option agreement shall contain an agreement that, upon demand by the Committee for such representation, the Employee, or any person acting under subsection 5(e) shall deliver to the Committee at the time of any exercise of an option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an option and prior to the expiration of the option period shall be a condition precedent to the right of the Employee or such other person to purchase any shares.

         6. Withholding of Taxes. The Company may directly or indirectly withhold all federal, state, city or other taxes as a result of the Employee's exercise of options or Limited SARs. In order to provide for the necessary withholding part of his compensation under this Plan, the Company will deduct the additional amount of withholding required from the Employee's salary unless the Employee makes other provision in accordance with this Plan. The Employee shall be entitled to provide the Company with the necessary funds for this purpose or accept a reduction in the amount of Stock with a value equal to the amount of withholding required.

         The Company will advise the Employee the appropriate time when the additional withholding funds are required so that the Employee can provide for the necessary funds or advise the Company that he will accept a reduction in the amount of Stock due.

         If a reduction in Stock is requested, the Company may deliver only the number of whole shares remaining after the withholding has been accomplished.

         7. Compliance with Other Laws and Regulations. The Plan, the grant and exercise of options and Limited SARs thereunder, the obligation of the Company to sell and deliver shares under such options, and the obligation of the Company pursuant to the Limited SARs shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (a) the listing of such shares on any stock exchange on which the Stock may then be listed and (b) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

         8. Amendment or Termination. The Board of Directors may amend, alter or discontinue the Plan, but no amendment or alteration shall be made which would impair the rights of any participant under options or Limited SARs theretofore granted without his consent.

         9. Headings of No Effect. The section and subsection headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of the Plan.

         10. Effective Date of the Plan. The Plan originally became effective on April 12, 1988. This amendment and restatement of the Plan shall be effective as provided in section 1.

         11. Plan Name. The Plan shall be known as the "Stewart & Stevenson Services, Inc. 1988 Nonstatutory Stock Option Plan (as amended and restated effective as of June 10, 1997).




APPENDIX

STEWART & STEVENSON SERVICES, INC.          ANNUAL MEETING OF SHAREHOLDERS
2707 NORTH LOOP WEST                           TO BE HELD JUNE 10, 1997
P.O. BOX 1637
HOUSTON, TEXAS  77251-1637


Dear Shareholder:

The Annual Meeting of Shareholders of Stewart & Stevenson Services, Inc. will be held at 10:00 a.m. on Tuesday, June 10, 1997, in the Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas, for the following purposes:

         1.  Election of four directors to the Board of Directors.

         2.  Approval of the 1996 Director Stock Plan.

         3. Approval of the amendment and restatement of the 1988 Nonstatutory Stock Option Plan.

         4. Ratification of the selection of independent public accountants of the Company.

Only holders of Common Stock of Stewart & Stevenson Services, Inc. of record at the close of business on April 23, 1997 will be entitled to vote at the meeting or any adjournment thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. EVEN IF YOU PLAN TO ATTEND, WE URGE YOU TO COMPLETE AND SIGN THE PROXY CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

                       BY ORDER OF THE BOARD OF DIRECTORS


                               /s/ Lawrence E. Wilson
                               LAWRENCE E. WILSON
                  Vice President, General Counsel and Secretary

May 9, 1997


                             DETACH PROXY CARD HERE

                       STEWART & STEVENSON SERVICES, INC.
                 ANNUAL MEETING OF SHAREHOLDERS - JUNE 10, 1997
                               COMMON STOCK PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Lawrence E. Wilson and Rita M. Schaulat, and each of them, the attorneys and proxies of the undersigned (each with power to act without the other and with power of substitution) to vote, as designated on the reverse side, all shares of Common Stock, without par value, of Stewart & Stevenson Services, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas at 10:00 a.m. on the 10th day of June, 1997 and any adjournments thereof, upon all matters which may properly come before said Annual Meeting.

         THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED ON THE REVERSE SIDE HEREOF. IF NO CHOICE IS MARKED, THE UNDERSIGNED GRANTS THE PROXIES DISCRETIONARY AUTHORITY WITH RESPECT TO THE ELECTION OF DIRECTORS AND PROPOSALS 2, 3 AND 4. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3 AND 4.

         Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of the Annual Meeting, Proxy Statement and Annual Report to Shareholders is hereby acknowledged.

      (Please sign proxy on reverse side and return in enclosed envelope.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES AND "FOR" ITEMS 2, 3 AND 4.

1. Election of Directors  FOR all nominees   WITHHOLD AUTHORITY to vote
                          listed below  [ ]  for all nominees listed below [ ]
   EXCEPTIONS [ ]


Nominees: C. Jim Stewart II, Jack W. Lander, Jr., Bob H. O'Neal and
Jack T. Currie (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions___________________________________________________________________

2.  Approval of the 1996 Director Stock Plan.

FOR      [  ]     AGAINST  [  ]     ABSTAIN [  ]

3.  Approval of the amendment and restatement of the 1988
    Nonstatutory Stock Option Plan.

FOR      [  ]     AGAINST  [  ]     ABSTAIN [  ]


4.  Approval of Arthur Andersen LLP as independent   In their discretion the
    public accountants of the Company.               Proxies are authorized to
                                                     vote upon such other
                                                     matters as may properly
                                                     come before the meeting
                                                     or any adjournment or
                                                     postponement thereof.

FOR      [  ]     AGAINST  [  ]     ABSTAIN [  ]

                                                     Address Change and/or
                                                     Comments Mark Here   [  ]


                                                     The signature on the Proxy
                                                     should correspond exactly
                                                     with shareholder's name as
                                                     printed to the left. In the
                                                     case of joint tenancies,
                                                     co-executors or
                                                     co-trustees, both should
                                                     sign.

                                                     Persons signing as
                                                     Attorney, Executor,
                                                     Administrator, Trustee or
                                                     Guardian should give
                                                     their full title.

                                                     Dated: _____________, 1997

                                                     __________________________
                                                             Signature

                                                     __________________________
                                                             Signature

                                                     __________________________

                                                     VOTES MUST BE INDICATED (x)
                                                     IN BLACK OR BLUE INK.    X

(Please sign, date and return this proxy in the enclosed postage paid envelope.)